Exhibit 99.1

SAN DIEGO, February 5, 2018 – GlobeNewswire - Chairman/CEO letter to stockholders

Dear Sorrento Stockholders,

Since its inception in 2006, Sorrento Therapeutics, Inc. (“Sorrento”) has continued to evolve as a dynamic, forward-focused biopharmaceutical company with unwavering goals of becoming a recognized and respected leader and major player in antibody-based therapeutics and cell therapies. The core strength of the company is our unparalleled, proprietary GMAB™ antibody library, which is one of the largest fully human antibody library in the industry (with over 10 quadrillion unique sequences). As part of our growth strategy, we have developed and acquired immuno-oncology platforms and assets that are complementary to our GMAB™ library and current technology portfolio. In addition to our core antibody discovery and development strength, we have established in-house expertise and capabilities in antibody manufacturing, antibody drug conjugates, bispecific antibodies and adoptive CAR-T therapies. Strategically, we have added a seasoned Clinical Development team, who has successfully brought multiple drugs to marketing approval.

My vision for Sorrento, as the Chairman and CEO, is to provide “best-in-class” pharmaceuticals, antibody therapeutics and cell therapies for unmet medical needs to patients worldwide. Last year was a turning point for Sorrento Therapeutics, during which we made noteworthy progress towards realizing this vision.

In this regard, I would like to share some of our achievements for 2017 as well as my thoughts for both our near and long-term future.

2017 Review

selected company achievements and highlights include:

•	Building our core clinical development leadership team with Jerome Zeldis, MD, PhD, Mark Brunswick, PhD, Robert Knight, MD, Stephen Klincewicz, DO, MPH, JD and Ken Takeshita, MD. Our clinical team has a proven track record in executing clinical development programs and getting blockbuster drugs approved (with total annual sales exceeding $10 billion);

•	Completing multiple pre-clinical studies for an anticipated IND submission for CD38 CAR-T cell therapy for relapsed or refractory Multiple Myeloma by end of 1Q2018;

•	Commissioning a second cGMP CAR-T facility on the East Coast, in addition to the establishment of our San Diego, CA, cGMP facility, increasing our total annual patient treatment capacity to over 300 patients;

•	Entering into a joint venture, Celularity, Inc. (with co-contributors and partners, Celgene Corporation, Human Longevity, Inc., and United Therapeutics Corporation) for the development of innovative “off-the-shelf” cellular therapeutics. We are jointly developing the CD38 CAR-T for Multiple Myeloma;

•	Receiving IND acceptance and initiating phase I clinical studies for resiniferatoxin (RTX) for terminal cancer pain, and in the process of completing the required studies to start an intra-articular knee osteoarthritis (OA) pain trial this year;

•	Resubmitting the NDA for ZTlido™ topical lidocaine system in 3Q2017 (with a PDUFA date of 02/28/18) for post-herpetic neuralgia. We also filed an MAA for ZTlido™ topical lidocaine system in the EU in 4Q2017 (with an anticipated decision by year end 2018).

Short-term Value Creation

Building upon our achievements in 2017, we plan on the commercial launch of the non-opiate ZTlido topical lidocaine system. We will progress our novel pain assets through clinical development (RTX) and commercialization (ZTlido™) to generate both near and long-term revenue streams and value for our stockholders. We are evaluating the potential spin-off of the ZTlido franchise, Scilex Pharmaceuticals, Inc., as an independent company.

Next, together with our partner Celularity, we are focusing on the hematology-oncology clinical development of CD38 CAR-T to treat Multiple Myeloma. This is our most important strategic asset with the following potential milestones:

•	IND submission in 1Q2018 and phase I study initiation (i.e., first patient treated) by mid-2018

•	Phase I study completion within 12 months

Acquiring Clinical “Proof-of-Concept” data of CD38 CAR-T in Multiple Myeloma can create tremendous value for Sorrento and our stockholders. With positive clinical outcome, we believe Sorrento will be positioned as a major player, in the same league as Kite Pharma, Inc. (NASDAQ: KITE; acquired by Gilead for $11.9 billion), Juno Therapeutics (NASDAQ: JUNO; acquired by Celgene for enterprise value of $11 billion), or Bluebird Bio (NASDAQ: BLUE; with ~$10 billion market cap) in the CAR-T space.

We will apply the experience from the CD38 CAR-T development program to our other chimeric antigen receptor (CAR) and CAR-T products, which we intend to efficiently move through preclinical development. Our progress in non-viral manufacturing and fast development turn-around times for novel targets could be a paradigm shift in the adoptive cellular therapy industry.

Maximizing Long-Term Value

As our company evolves, our focus will remain to identify and derive long term value for our stockholders. In addition to our continuing development, clinical and commercialization efforts, we are exploring the opportunity of a potential dual listing of Sorrento’s stock on both the Nasdaq Stock Market and the Stock Exchange of Hong Kong Limited (SEHK), one of the world's largest securities markets (by market capitalization). Our impetus for exploring the possibility of listing Sorrento on the SEHK market was prompted by the unveiling of the biggest overhaul in SEHK’s listing rules and procedures in three decades, wherein revenue and profit may not be required for biotech companies. Given our international presence (with operations and facilities in the US, Europe and China), we believe the time is right to seek to pursue a dual listing on the SEHK for a broader and more robust international market exposure and to appeal to a larger global investment audience.

Page | 2

Historically, the market capitalization for companies privatized from the NYSE/NASDAQ markets and re-listed on the SEHK market appreciates about ten-fold. For example, WuXi PharmaTech (Cayman) Inc. (NYSE: WX), which was privatized for $3.3 billion in December 2015. One of the three operating business units of the company, Wuxi Biologics (Cayman) Inc. (SEHK: 2269.HK) is listed on the SEHK with a current market capitalization of more than $8 billion. 3Sbio Inc. (SEHK: 1530HK), which was privatized in 2013 from NASDAQ (NASDAQ: SSRX) for $370 million and is currently listed on SEHK with a market capitalization of more than $5 billion. As a close comparable company in the CAR-T space, Genscript Biotech Corporation (SEHK: 1548.HK), which is developing a BCMA CAR-T program for Multiple Myeloma, shows a market capitalization of approximately $6 billion.

We are exploring the SEHK dual listing opportunity to tap into the global investment base to support our company growth and expansion.

This past year has been a significant year for Sorrento, and I believe this upcoming year will be even more exciting and successful. This is why the management team is dedicated and working hard with the objective to grow Sorrento into a globally-leading biopharmaceutical company.

The management team and the Board of Directors would like to thank our stockholders: past, current, and future for your unwavering support of our Company and for also taking the time to read this important stockholder letter.  We are extremely excited to move forward with our cutting-edge science and development plans to hopefully offer patients a better quality of life and to do everything in our power to continue to add stockholder value.

Henry Ji, Ph.D.

Chairman and CEO

Page | 3

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to turn malignant cancers into manageable and possibly curable diseases. Sorrento's multimodal multipronged approach to fighting cancer is made possible by its’ extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), clinical stage immuno-cellular therapies (“CAR-T”), intracellular targeting antibodies (“iTAbs”), antibody-drug conjugates (“ADC”), and clinical stage oncolytic virus (“Sephrevir®”).

Sorrento's commitment to life-enhancing therapies for cancer patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) non-opioid pain management small molecule in Resiniferatoxin (“RTX”) and ZTlido. Resiniferatoxin is completing a phase IB trial in terminal cancer patients. ZTlido is in regulatory review following NDA re-submission.

For more information visit www.sorrentotherapeutics.com

Forward-Looking Statements

This letter to the stockholders of Sorrento Therapeutics, Inc. contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include, among others, those relating to completing the required studies to start an intra-articular osteoarthritis pain trial for resiniferatoxin (RTX), the anticipated decision of the MAA for ZTlido™ topical lidocaine system in the EU by year end 2018, the planned commercial launch of the non-opiate ZTlido topical lidocaine system, progressing our pain assets through clinical development (RTX) and commercialization (ZTlido™) to generate both near and long term revenue streams and value, the potential spin-off of the ZTlido franchise, Scilex Pharmaceuticals, Inc., as an independent company, the planned IND submission in 1Q2018 and phase I study initiation of CD38 CAR-T for Multiple Myeloma indications, as well as the expected timing for phase I study completion for CD38 CAR-T for Multiple Myeloma indications, the proposed further development of our other chimeric antigen receptor (CAR) and CAR-T products in development and the potential dual listing of Sorrento on both the Nasdaq Stock Market and the Stock Exchange of Hong Kong Limited (SEHK). Risks and uncertainties include whether Sorrento will continue the development of its assets; regulatory risks and risks in seeking and obtaining US and non-US regulatory approvals of Sorrento’s product candidates; risks associated with conducting clinical trials of product candidates; whether ongoing or planned clinical trials are implemented and conducted on the timelines Sorrento currently expects; whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Sorrento will have access to sufficient capital to fund its planned development and potential commercialization activities; risks regarding approval of Sorrento’s stock on any non-US exchanges, including the Stock Exchange of Hong Kong Limited (SEHK); risks related to retaining our key employees; risks regarding competitors’ products and product candidates; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this letter to stockholders. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Page | 4

# #

Media and Investor Relations

Contact: [Contact]

Telephone: 1.858.203.4120

Email: mediarelations@sorrentotherapeutics.com

Website: www.sorrentotherapeutics.com

# # #

Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

ZTlido™ and G-MAB™ are trademarks owned by Scilex Pharmaceuticals, Inc. and Sorrento, respectively.

Seprehvir®, is a registered trademark of Virttu Biologics Limited, a wholly-owned subsidiary of TNK Therapeutics, Inc. and part of the group of companies owned by Sorrento Therapeutics, Inc.

All other trademarks are the property of their respective owners.

© 2018 Sorrento Therapeutics, Inc. All Rights Reserved.

Page | 5